Exhibit 99.1

Contact: Mark J. Grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation Announces 1-for-7 Reverse Stock Split

Walla Walla, WA – May 2, 2011 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today announced its Board of Directors voted to proceed on  a 1-for-7 reverse stock split to be effective June 1, 2011.  As previously disclosed, the Company’s shareholders approved an amendment to the Company’s Articles of Incorporation to effect a reverse split at the annual meeting of shareholders held on Tuesday, April 26, 2011.  The Company expects that the reverse stock split will take effect prior to the opening of the NASDAQ Global Select Market on June 1, 2011 and will be effective with respect to shareholders of record at the close of business on May 31, 2011 (the “Effective Time”).  At the effective time of the reverse stock split, every seven shares of Banner’s pre-split common shares will automatically be consolidated into one post-split share.

Shareholders need take no action at this time.  The Company’s transfer agent will mail a letter of transmittal to each holder of record at the Effective Time with instructions regarding the surrender and exchange of common stock certificates.  Cash will be paid for fractional shares based on the closing price of the common stock on May 31, 2011.

Additional information can be found in Banner’s definitive proxy statement filed with the Securities and Exchange Commission on March 22, 2011.

About the Company

Banner Corporation is a $4.30 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.